SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)



                                  Vengold Inc.
                                -----------------
                                (Name of Issuer)


                                  Common Stock
                               ------------------
                         (Title of Class of Securities)


                                    92267K100
                                   -----------
                                 (CUSIP Number)


                                 April 30, 1998
                           ---------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |X| Rule 13d-1(b)
                                |_| Rule 13d-1(c)
                                |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                        ----------------------------
CUSIP No. 92267K100                    13G          Page 2  of 15 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Royal Bank Investment Management Inc.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)|_|
                                                           (b)|_|

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         The jurisdiction of organization is Canada (federally incorporated company)

--------------------------------------------------------------------------------
                  5.      SOLE VOTING POWER
NUMBER OF      -----------------------------------------------------------------
SHARES            6.      SHARED VOTING POWER
BENEFICIALLY              15,778,000
OWNED BY EACH  -----------------------------------------------------------------
REPORTING         7.      SOLE DISPOSITIVE POWER
PERSON WITH    -----------------------------------------------------------------
                  8.      SHARED DISPOSITIVE POWER
                          15,778,000

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         15,778,000

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                     |_|

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         16.71%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         Foreign Investment Advisor which received SEC no-action
         relief to file on Schedule 13G as a "Qualified
         Institutional Investor"
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                        ----------------------------
CUSIP No. 92267K100                    13G          Page 3  of 15 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         RT Investment Management Holdings Inc.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)|_|
                                                           (b)|_|

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         The jurisdiction of organization is Canada (federally incorporated company)

--------------------------------------------------------------------------------
                  5.      SOLE VOTING POWER
NUMBER OF       ----------------------------------------------------------------
SHARES            6.      SHARED VOTING POWER
BENEFICIALLY              15,791,100
OWNED BY EACH   ----------------------------------------------------------------
REPORTING         7.      SOLE DISPOSITIVE POWER
PERSON WITH     ----------------------------------------------------------------
                  8.      SHARED DISPOSITIVE POWER
                          15,791,100

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         15,791,100

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                    |_|

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         16.72%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         Foreign Parent Holding Company which received SEC
         no-action relief to file on Schedule 13G as a "Qualified
         Institutional Investor"
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                        ----------------------------
CUSIP No. 92267K100                    13G          Page 4  of 15 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Royal Trust Company
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)|_|
                                                           (b)|_|

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         The jurisdiction of organization is Canada (federally incorporated company)

--------------------------------------------------------------------------------
                  5.      SOLE VOTING POWER
NUMBER OF     ------------------------------------------------------------------
SHARES            6.      SHARED VOTING POWER
BENEFICIALLY              15,778,000
OWNED BY EACH ------------------------------------------------------------------
REPORTING
PERSON WITH       7.      SOLE DISPOSITIVE POWER
              ------------------------------------------------------------------
                  8.      SHARED DISPOSITIVE POWER
                          15,778,000

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         15,778,000

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                    |_|

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         16.71

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         Foreign Trust Company which received SEC no-action
         relief to file on Schedule 13G as a "Qualified
         Institutional Investor"
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                        ----------------------------
CUSIP No. 92267K100                    13G          Page 5  of 15 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Royal Mutual Funds Inc.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)|_|
                                                           (b)|_|

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         The jurisdiction of organization is Canada (federally incorporated company)

--------------------------------------------------------------------------------
                  5.      SOLE VOTING POWER

NUMBER OF     ------------------------------------------------------------------
SHARES            6.      SHARED VOTING POWER
BENEFICIALLY              15,778,000
OWNED BY EACH ------------------------------------------------------------------
REPORTING
PERSON WITH       7.      SOLE DISPOSITIVE POWER

              ------------------------------------------------------------------
                  8.      SHARED DISPOSITIVE POWER
                          15,778,000

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         15,778,000

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                    |_|

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         16.71%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         Foreign Investment Adviser/Mutual Fund Dealer which received SEC no-action relief to file on Schedule 13G as a "Qualified
         Institutional Investor"
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:
           Vengold Inc.


Item 1(b). Address of Issuer's Principal Executive Offices:
           Vengold Inc.
           1688, 200 Burrard St.
           Vancouver, British Columbia
           Canada, V6C 3LG
           (604) 664-7050

Item 2(a). Name of Person Filing:

           1.  Royal Bank Investment Management Inc. ("RBIM")
           2.  RT Investment Management Holdings Inc. ("RTIM")
           3.  The Royal Trust Company ("RT")
           4.  Royal Mutual Funds Inc. ("RMFI")



Item 2(b). Address of Principal Business Office or, if None, Residence:
           1.  Royal Bank Investment Management Inc.
               Royal Trust Tower, P.O. Box 121
               77 King Street West, Suite 3800
               Toronto, Ontario  M5K 1H1

           2.  RT Investment Management Holdings Inc.
               Royal Trust Tower, P.O. Box 97
               77 King Street West, Suite 3900
               Toronto, Ontario  M5K 1G8

           3.  The Royal Trust Company
               Royal Trust Tower, P.O. Box 7500, Station A
               77 King Street West, 6th Floor
               Toronto, Ontario  M5W 1P9

           4.  Royal Mutual Funds Inc.
               Royal Trust Tower, P.O. Box 7500, Station A
               77 King Street West
               Toronto, Ontario  M5W 1P9

Item 2(c). Citizenship:
           Canada

Item 2(d). Title of Class of Securities:
           Common Stock

Item 2(e). CUSIP Number:

           92267K100


Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        1. Royal Bank Investment Management Inc. is a Foreign
           Investment Advisor which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor".

        2. RT Investment Management Holdings Inc. is a Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor".

        3. The Royal Trust Company is a Foreign Trust Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor".

        4. Royal Mutual Funds Inc. is a foreign Investment Advisor/Mutual Fund Dealer that has received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor".


Item 4. Ownership.

          (a) Amount beneficially owned:

          1.  RBIM - 15,778,000

          2.  RTIM - 15,791,100

          3.  RT   - 15,778,000

          4.  RMFI - 15,778,000

          (b) Percent of class:

          1.  RBIM - 16.71%

          2.  RTIM - 16.72%

          3.  RT   - 16.71%

          4.  RMFI - 16.71%

         (c) Number of shares as to which such person has:

           (i) Sole power to vote or to direct the vote

          (ii) Shared power to vote or to direct the vote

                1.  RBIM - 15,778,000
                2.  RTIM - 15,791,100
                3.  RT   - 15,778,000
                4.  RMFI - 15,778,000

         (iii) Sole power to dispose or to direct the disposition of

           (iv) Shared power to dispose or to direct the disposition of

                1.  RBIM - 15,778,000
                2.  RTIM - 15,791,100
                3.  RT   - 15,778,000
                4.  RMFI - 15,778,000

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

1. Royal Bank Investment Management Inc. Accounts managed on a discretionary basis by Royal Bank Investment Management Inc., a wholly-owned subsidiary of RT Investment Management Holdings Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5% of the class.

2. RT Investment Management Holdings Inc., a foreign parent holding company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of the fact that the holdings belong to client accounts managed on a discretionary basis by RT Investment Management Holdings Inc.'s subsidiary foreign investment advisors.

3. The Royal Trust Company, a foreign Trust Company which has received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of its status as trustee and/or as principal.

4. Royal Mutual Funds Inc., a wholly-owned subsidiary of Royal Bank of Canada, is the manager of accounts and has delegated its investment management duties to Royal Bank Investment Management Inc. ("RBIM"). RBIM is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of securities in such accounts. No such account holds more than 5 percent of the class.

Item 7. Identification and Classification of the Subsidiary Which
        Acquired the Security Being Reported on by the Parent Holding
        Company.

      Please see attached Exhibit A, Disclosure Respecting Subsidiaries.

Item 8.      Identification and Classification of Members of the Group.

      N/A

Item 9. Notice of Dissolution of Group.

      N/A

Item 10. Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              Friday, May 8, 1998
                           -------------------------------
                                        (Date)


                              /s/ Jennifer Lederman
                           -------------------------------
                                   (Signature)


                              Jennifer Lederman /
                              Senior Vice-President,
                              Compliance, Royal Bank
                              Investment Management Inc.
                           -------------------------------
                                   (Name/Title)

                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               Friday, May 8, 1998
                           -------------------------------
                                       (Date)


                              /s/ Jennifer Lederman
                           -------------------------------
                                     (Signature)


                              Jennifer Lederman /
                              Senior Vice-President,
                              Compliance, RT Investment
                              Management Holdings Inc.
                           -------------------------------
                                   (Name/Title)

                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              Friday, May 8, 1998
                          -------------------------------
                                        (Date)


                              /s/ Nicolas W. R. Burbidge
                          -------------------------------
                                   (Signature)


                              Nicolas W. R. Burbidge/
                              Director, Corporate
                              Compliance, The Royal
                              Trust Company
                          -------------------------------
                                   (Name/Title)

                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              Friday, May 8, 1998
                          --------------------------------------
                                        (Date)


                              /s/ Simon Lewis
                          --------------------------------------
                                   (Signature)


                              Simon Lewis/
                              President/Royal Mutual Funds Inc.
                          --------------------------------------
                                   (Name/Title)